Exhibit 99.1

American Public Education Reports Third Quarter 2014 Results

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--November 6, 2014--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing – announced financial results for the quarter ended September 30, 2014.

Recent Results:

  Third quarter 2014 revenues increased 4% to $84.7 million, compared to $81.8 million in the same period of 2013.
  Income from operations before interest income and income taxes in the third quarter of 2014 was $14.6 million, compared to $17.5 million in the same period of 2013.
  Net income for the third quarter of 2014 decreased to $8.8 million, or $0.51 per diluted share, compared to $10.9 million, or $0.61 per diluted share, in the same period of 2013.
  At American Public University System, net course registrations in the third quarter of 2014 decreased approximately 5% year-over-year and net course registrations by new students in the third quarter of 2014 decreased approximately 11% year-over-year.
  As of September 30, 2014, student enrollment at Hondros College of Nursing increased approximately 8% to 1,311 students, compared to 1,213 students as of September 30, 2013.

Financial Results:

Total revenues for the third quarter of 2014 increased 4% to $84.7 million, compared to total revenues of $81.8 million in the third quarter of 2013. Income from operations before interest income and income taxes in the third quarter of 2014 was $14.6 million, compared to $17.5 million in the third quarter of 2013. Net income for the third quarter of 2014 was $8.8 million, or $0.51 per diluted share, compared to net income of $10.9 million, or $0.61 per diluted share for the third quarter of 2013. The weighted average diluted shares outstanding for the third quarter of 2014 and 2013 were approximately 17.4 million and 17.9 million, respectively.

For the nine months ended September 30, 2014, total revenues increased 5% to $258.7 million, compared to total revenues of $246.5 million in the prior year period. Income from operations before interest income and income taxes for the nine months ended September 30, 2014 was $47.2 million, compared to $52.9 million in the prior year period. Net income for the nine months ended September 30, 2014 was $29.1 million, or $1.65 per diluted share, compared to net income of $33.0 million, or $1.84 per diluted share in the prior year period. The weighted average diluted shares outstanding for the nine months ended September 30, 2014 and 2013 were approximately 17.6 million and 17.9 million, respectively.

On November 1, 2013, APEI acquired National Education Seminars, Inc. (referred to as Hondros College of Nursing); therefore the consolidated results for periods prior to November 1, 2013 do not include any results from the Hondros College of Nursing segment.

Total cash and cash equivalents as of September 30, 2014 were approximately $108.6 million with no long-term debt. Capital expenditures were approximately $15.3 million for the nine months ended September 30, 2014, compared to $15.1 million in the prior year period. Depreciation and amortization was $11.9 million for the nine months ended September 30, 2014, compared to $9.9 million for the same period of 2013.

Enrollments and Registrations:

American Public University System
For the three months ended September 30,	2014	2013	% Change
Net Course Registrations by New Students	19,700	22,100	-11%
Net Course Registrations	100,200	105,200	-5%

For the nine months ended September 30,	2014	2013	% Change
Net Course Registrations by New Students	54,100	59,000	-8%
Net Course Registrations	302,100	314,300	-4%

Hondros College of Nursing[1]
As of September 30,	2014	2013	% Change
New Student Enrollment	424	401	6%
Total Student Enrollment	1,311	1,213	8%

Net course registrations represent the aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Student enrollment represents the number of students enrolled in one or more courses after the date by which they may drop the course without financial penalty.

1 Hondros College of Nursing was acquired by APEI, effective November 1, 2013.

Fourth Quarter 2014 Outlook:

The following statements are based on American Public Education’s current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates fourth quarter 2014 consolidated revenues to increase between approximately 7% and 9% year-over-year, compared to the prior year period of 2013. The Company expects consolidated net income of between $0.50 and $0.54 per diluted share in the fourth quarter of 2014.

American Public Education also expects the following results from its subsidiaries in the fourth quarter of 2014:

  At American Public University System, net course registrations by new students are expected to increase between 0% and 2% year-over-year and net course registrations are expected to increase between 6% and 8% year-over-year.
  At Hondros College of Nursing, new student enrollment increased by approximately 16% year-over-year in the fourth quarter of 2014.

Webcast:

A live webcast of the Company’s third quarter 2014 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education

American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve approximately 112,600 adult learners worldwide and offer more than 97 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", “seek”, "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, expected earnings and plans with respect to the game-based learning company. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2014	2013
	(Unaudited)

Revenues	$84,707		$81,777
Costs and expenses:
Instructional costs and services	30,626		28,139
Selling and promotional	17,948		15,989
General and administrative	17,432		16,766
Depreciation and amortization	4,054		3,376

Total costs and expenses	70,060		64,270

Income from operations before interest income and income taxes	14,647		17,507
Interest income, net	98		77

Income before income taxes	14,745		17,584
Income tax expense	5,877		6,612
Equity investment loss, net of taxes	26		61

Net income	$8,842		$10,911

Net Income per common share:
Basic	$0.51		$0.62
Diluted	$0.51		$0.61

Weighted average number of
common shares:
Basic	17,255		17,658
Diluted	17,355		17,877

	Three Months Ended
Segment Information:	September 30,
	2014	2013
Revenues:
American Public Education, Inc.	$77,191		$81,777
Hondros College of Nursing	$7,516	$	NA
Income from operations before interest income and income taxes:
American Public Education, Inc.	$13,964		$17,507
Hondros College of Nursing	$683	$	NA

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Nine Months Ended
	September 30,
	2014	2013
	(Unaudited)

Revenues	$258,723		$246,542
Costs and expenses:
Instructional costs and services	92,171		83,751
Selling and promotional	51,997		48,573
General and administrative	55,447		51,403
Depreciation and amortization	11,901		9,895

Total costs and expenses	211,516		193,622

Income from operations before interest income and income taxes	47,207		52,920
Interest income, net	277		230

Income before income taxes	47,484		53,150
Income tax expense	18,377		20,006
Equity investment loss, net of taxes	27		107

Net income	$29,080		$33,037

Net Income per common share:
Basic	$1.67		$1.87
Diluted	$1.65		$1.84

Weighted average number of
common shares:
Basic	17,394		17,689
Diluted	17,574		17,943

	Nine Months Ended
Segment Information:	September 30,
	2014	2013
Revenues:
American Public Education, Inc.	$236,834		$246,542
Hondros College of Nursing	$21,889	$	NA
Income from operations before interest income and income taxes:
American Public Education, Inc.	$45,043		$52,920
Hondros College of Nursing	$2,164	$	NA

CONTACT:
American Public Education, Inc.
Richard W. Sunderland, Jr., CPA
Executive Vice President and Chief Financial Officer
304-885-5371
or
Christopher L. Symanoskie
Vice President, Investor Relations
703-334-3880